Exhibit 99.1

FOXO TECHNOLOGIES, INC., FORMS STRATEGIC PARTNERSHIP WITH LONGEVITYFP TECHNOLOGIES, LLC. TO COMMERCIALIZE FOXO’S EPIGENETICS TECHNOLOGY

WEST PALM BEACH, FL and MINNETONKA, MN, May 28, 2026 (GLOBE NEWSWIRE) — FOXO Technologies Inc. (OTC: FOXO) (the “Company”) and LongevityFP Technologies, LLC. (“LFP”) today jointly announced a strategic partnership to commercialize the Company’s pioneering epigenetics technology. The partnership is in the form of an exclusive license agreement (the “Agreement”) whereby the Company’s epigenetics-related technology including the Company’s two patents and related intellectual property, will be licensed to LFP.

LongevityFP Technologies, LLC., is owned and operated by Jon R. Sabes, the named inventor on the platform’s core patents and the original architect of the Company’s epigenetics underwriting platform. Jon is the founder of FOXO’s predecessor entity, and served as the Company’s chief executive officer through 2022.

In connection with the Agreement, LFP will pay FOXO a royalty of three percent (3%) of LFP’s net revenues, subject to an aggregate cap of $1.3 million. In addition, LFP has been granted an option, exercisable within ten (10) years, to acquire majority ownership of the Company’s subsidiary, FOXO Labs, Inc. (“FOXO Labs”). FOXO Labs owns substantially all of the Company’s epigenetics-related intellectual property, including the Company’s two issued patents, pending applications, proprietary datasets and models, and related intellectual property. The option if exercised, will provide FOXO with a 40% equity interest in the resulting epigenetics enterprise, as defined in the Agreement. The agreement resolves all prior matters between the parties and creates an opportunity to commercialize the technology and create value.

Mr. Sabes has expertise in modernizing the archaic underwriting process used by the life insurance industry, which still requires blood and urine specimen collection for the sale of its permanent life insurance products. He believes the epigenetics technology can replace the existing high-volume invasive diagnostics with a modern non-invasive alternative.

FOXO Benefits

●	Revitalized effort to commercialize its epigenetic technology

●	Royalty stream from LFP

●	Upside through a 40% equity interest in the resulting epigenetics enterprise

●	Allows FOXO senior management to focus on its core healthcare services operations

LFP Benefits

●	Reunion of the technology platform with its inventor and original architect

●	Commercialization with advanced AI and recent research validating the predictive power of epigenetic biomarkers

●	Exclusive, worldwide, rights to commercialize a validated and patented epigenetics technology

●	Renewed commercial opportunity driven by advances in artificial intelligences

Seamus Lagan, Chief Executive Officer of FOXO, explained, “We are excited to join forces with former FOXO CEO, Jon Sabes. FOXO’s epigenetics technology has not been commercialized over the last few years under the FOXO Technologies Inc. corporate structure. By entering into this agreement with Sabes the technology is being reunited with its visionary and founder, creating a practical pathway to unlock value from the technology while materially improving the Company’s financial and strategic position.”

“I am thrilled to be reunited with this pioneering technology, on which I am the named inventor and co-creator on U.S. Patent Nos. 11,795,495 and 11,817,214. Recent advances in artificial intelligence, combined with newly published research demonstrating the predictive power of epigenetic DNA methylation patterns as biomarkers of biological aging, have strengthened the original business case on which FOXO was founded. I am grateful for the opportunity and committed to working diligently to create value for FOXO and its stockholders.” stated Jon R. Sabes, Managing Member of LongevityFP Technologies, LLC.

About FOXO Technologies Inc. (“FOXO”)

FOXO owns and operates four key subsidiaries.

Rennova Community Health, Inc., owns and operates Scott County Community Hospital, Inc. (d/b/a Big South Fork Medical Center), a critical access designated (CAH) hospital in East Tennessee.

Myrtle Recovery Centers, Inc., a 30-bed behavioral health facility in East Tennessee. Myrtle provides inpatient services for medically supervised withdrawal treatment and residential treatment and outpatient services for MAT and OBOT programs.

Vector BioSource, Inc. is an information, data and biospecimen sourcing provider serving the biotechnology, clinical research and pharmaceutical research industries.

FOXO Labs, Inc. is a biotechnology company dedicated to improving human health and life span through the development of cutting-edge technology and product solutions for various industries.

For more information about FOXO, visit www.foxotechnologies.com. The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission containing additional information about the partnership and the strategic technology license agreement.

About LongevityFP Technologies, LLC (“LFP”)

LongevityFP Technologies, LLC was formed to commercialize advanced epigenetic underwriting technology for the life insurance industry. Jon R. Sabes serves as Chief Executive Officer.

Forward-Looking Statements

This press release is jointly issued by FOXO Technologies Inc. and LongevityFP Technologies, LLC, and contains forward-looking statements made by, or attributable to, each of them. Forward-looking statements include those that use words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “projects,” “estimates,” “may,” “will,” “should,” “could,” or similar expressions. These statements are not historical facts, including statements about FOXO’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to the risk of changes in the competitive and highly regulated industries in which FOXO operates; variations in operating performance across competitors or changes in laws and regulations affecting FOXO’s business; the ability to implement FOXO’s business plans, forecasts, and other expectations; the ability to obtain financing; the risk that FOXO has a history of losses and may not achieve or maintain profitability in the future; the enforceability of FOXO’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others; and the risk of downturns and a changing regulatory landscape in the highly competitive industries in which FOXO operates. The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties discussed in FOXO’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports, and in other documents FOXO has filed, or will file, with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and FOXO assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

FOXO Technologies Inc.

Sebastien Sainsbury

ssainsbury@foxotechnologies.com

(561) 485-0151

LongevityFP Technologies, LLC

Jon Sabes

jsabes@longevityfp.com

(612) 388-2223